UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2000

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21643 (Commission File No.)	43-1570294 (I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(Address of Principal Executive Offices, including Zip Code)

(650) 384-8500

(Registrant’s Telephone Number, including Area Code)

ITEM 5.    OTHER EVENTS

On April 20, 2001, we filed a registration statement on Form S-3, which registration statement was amended pursuant to amendment no. 1 to the registration statement filed on May 24, 2001 and amendment no. 2 to the registration statement filed on July 23, 2001, registering up to an aggregate of $190,000,000 of our common stock, $100,000,000 of which was carried over from a registration statement on Form S-3 that we filed on July 19, 2000, and $85,000,000 of which was carried over from a registration statement on Form S-3 that we filed on January 4, 2001, pursuant to Rule 429 of the Securities Act of 1933, as amended. As an exhibit to the registration statement, we attached the Amended and Restated Common Stock Purchase Agreement, effective as of August 7, 2000, by and between Acqua Wellington North American Equities Fund, Ltd. and us, pursuant to which we may sell to Acqua Wellington, at a discount to the market price, up to $149,000,000 in shares.

On March 24, 2003, we sold an aggregate of 700,000 shares of our common stock to Acqua Wellington under the Agreement at an average price of $16.91 per share. The total purchase price for all of these shares was $11,838,000. We will receive net proceeds from the sale of these shares of approximately $11,828,000 after deducting our estimated offering expenses of approximately $10,000. The offering price of these shares was established with reference to the volume weighted average prices of our common stock on the Nasdaq National Market for the period beginning March 17, 2003 and ending March 21, 2003, net of a discount of 5.5% per share. In connection with this sale, we are filing, as Exhibit 5.1 hereto, an opinion of our counsel, Latham & Watkins LLP.

We intend to use the net proceeds from the sale of the shares for general corporate purposes, which may include funding research, development and product manufacturing, development of clinical trials, preparation and filing of new drug applications, product commercialization, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures.

The foregoing description is qualified in its entirety by reference to the Amended and Restated Common Stock Purchase Agreement, dated as of August 7, 2000, by and between Acqua Wellington and us, which is incorporated by reference into this report. We filed a copy of the purchase agreement as Exhibit 4.6 to Registration Statement Number 333-59318 filed on April 20, 2001.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits.

5.1	Opinion of Latham & Watkins LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2003	CV THERAPEUTICS, INC.

	By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)